                                                                    EXHIBIT 11.1

                       STERLING CHEMICALS HOLDINGS, INC.
                    COMPUTATION OF FULLY DILUTED NET INCOME
                  PER COMMON AND COMMON EQUIVALENT SHARE/(1)/



                                                             THREE             THREE            SIX             SIX
                                                             MONTHS            MONTHS          MONTHS          MONTHS
                                                             ENDED             ENDED           ENDED           ENDED
                                                            3/31/97           3/31/96         3/31/97         3/31/96
                                                           --------          ---------       ---------        --------
PRIMARY EARNINGS PER SHARE
Weighted average of common stock outstanding                 11,118            55,690           10,860         55,682
Total weighted average shares outstanding primary
 earnings per share computation                              11,118            55,690           10,860         55,682
                                                            =======           =======         ========        =======
Net earnings                                                $(7,811)          $ 6,427         $(15,009)       $19,214
Less: Preferred dividend requirements                          (162)               --             (162)            --
                                                            -------           -------         --------        -------
Net earnings used in primary earnings per share             $(7,973)          $ 6,427         $(15,171)       $19,214
                                                            =======           =======         ========        =======
     NET EARNINGS PER SHARE                                 $ (0.72)          $  0.12         $  (1.40)       $  0.35
                                                            =======           =======         ========        =======

FULLY DILUTED EARNINGS PER SHARE
Weighted average of common stock outstanding                 11,118            55,690           10,860         55,682
Total weighted average shares outstanding fully
 dilutive earnings per share computation                     11,118            55,690           10,860         55,682
                                                            =======           =======         ========        =======
Net earnings                                                $(7,811)          $ 6,427         $(15,009)       $19,214
Less: Preferred dividend requirements                          (162)               --             (162)            --
                                                            -------           -------         --------        -------
Net earnings used in fully dilutive earnings per share      $(7,973)          $ 6,427         $(15,171)       $19,214
                                                            =======           =======         ========        =======
     NET EARNINGS PER SHARE                                 $ (0.72)          $  0.12         $  (1.40)       $  0.35
                                                            =======           =======         ========        =======

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/(1)/ This calculation is submitted in accordance with Regulation S-K item
      601(b)(11) although not required by footnote 2 to paragraph 14 of APB
      Opinion No. 15 because it results in dilution of less than 3%.